EXHIBIT 99.1


                                                                        Contact:
                                                                    Ed Dickinson
                                           Chief Financial Officer, 636/916-2150




FOR IMMEDIATE RELEASE

                   LMI AEROSPACE ANNOUNCES RESTRUCTURING PLAN
                             FOR SHEET METAL SEGMENT

         ST. LOUIS, December 10, 2003 - LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced restructuring plans for its plant in Wichita, Kansas. The Wichita location will become a dedicated high pressure forming facility principally supporting Boeing, Lockheed and Gulfstream.

         "It is anticipated that 2004 sales volume will be consistent with previously announced 2003 revenues of $75 million to $78 million and in order to produce this volume profitably and reduce inventories, we are eliminating redundant manufacturing processes by making significant transfers of work statements between our sheet metal fabrication plants," said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace. "We believe this restructuring of our manufacturing capabilities and reductions in workforce will improve our operating performance and allow us to concentrate our efforts in Wichita on providing one commodity in a very lean environment."

         "Our other sheet metal fabrication plants are redesigning their manufacturing organizations to better focus on customer program management, including a more extensive use of our distribution facilities in Savannah, Georgia and Tulsa, Oklahoma," said Saks. "LMI will continue to develop and train its personnel and use lean manufacturing concepts to be successful and ready to grow when the aerospace industry starts to recover."

         The restructuring plan includes a staged reduction in workforce and the sale of an LMI-owned building and excess equipment. The reduction in workforce of approximately 60 employees will occur over a five-month period commencing in January 2004. The Wichita facility currently employs 96 people. The company plans to transfer all extrusion stretch work to its Auburn, Washington and Vista, California locations and its milling work packages will be transferred to its Tulsa and Auburn facilities. High pressure forming work currently produced in Auburn will be transferred to Wichita.

         Machining and Technology segment operations at the Tempco facility in Sun Valley, California are unaffected by this restructuring, as increased sales at that facility are requiring added labor effort to support customer demand.

         LMI Aerospace, a leading supplier of quality components to the aerospace and technology industries for 55 years, operates thirteen facilities that fabricate, machine, finish, integrate, assemble and kit formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser, equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

         This press release includes forward-looking statements which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filings with the Securities and Exchange Commission, including those factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2002.

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